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EXHIBIT 11
                                JENNA LANE, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE

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                                                                Three Months Ended             Nine Months Ended
                                                                   December 31,                   December 31,
                                                             ------------------------       ------------------------
                                                                1997         1996              1997         1996
                                                             -----------  -----------       -----------  -----------
Basic Earnings Per Share:

     Net income (loss)                                       $  (286,374) $  (72,962)       $   249,387  $   117,106

     Deduct dividends on preferred shares                           --        25,000               --         75,000
                                                             -----------  ----------        -----------  -----------

           Net income (loss) applicable to common stock      $  (286,374) $  (97,962)       $   249,387  $    42,106
                                                             ===========  ==========        ===========  ===========

     Weighted average number of shares outstanding             4,290,000   2,047,619          4,290,000    2,006,019
                                                             ===========  ==========        ===========  ===========

     Basic earnings (loss) per share                         $     (0.07) $    (0.05)       $      0.06  $      0.02
                                                             ===========  ==========        ===========  ===========
Diluted Earnings Per Share:

     Net income (loss)                                                                      $   249,387  $    42,106(b)
                                                                                            ===========  ===========

     Weighted average number of shares outstanding                                            4,290,000    2,006,019

     Plus: Incremental shares from assumed conversions:
             Options                                                                            177,281       20,000
             Warrants                                                                           585,425         --
             Convertible preferred stock                                                           --           --  (b)
                                                                                            -----------  -----------

     Adjusted Weighted Average Shares                                                         5,052,706    2,026,019
                                                                                            ===========  ===========

     Diluted earnings per share                                  N/A (a)     N/A (a)        $      0.05  $      0.02
                                                                                            ===========  ===========

(a) Pursuant to paragraphs 13 and 16 of Statement of Financial
    Accounting Standards No. 128 this calculation is omitted because it produces an antidilutive result due to the net loss.

(b) Diluted EPS would increase when convertible preferred stock is included in the computation, therefore, those convertible preferred shares are anti-dilutive and are ignored in the computation of diluted EPS.

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